Exhibit 10.3

Cariloha, Inc.
Change in Control Severance Plan

I.	Purposes of the Plan. Cariloha, Inc., a Delaware corporation (the “Company”), establishes this Change in Control Severance Plan (the “Plan”) to provide severance benefits to certain key executives and other employees in the event of a termination of employment in connection with a Change in Control (as defined below) in return for a waiver and release of all employment-related claims against the Company. The purposes of this Plan include to encourage continued service of the Plan’s participants to the Company, to alleviate some of the financial uncertainty such individuals may otherwise have in circumstances surrounding a Change in Control, and to finally resolve potential employment claims with participants receiving benefits under the Plan.

II.	Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

A.	“Administrator” means the Board of Directors of the Company or any committee duly authorized by the Board of Directors of the Company to administer the Plan or, subject to Section IX of the Plan, any delegee thereof.

B.	“Affiliate” means any entity that directly or indirectly controls, is controlled by or is under common control with the Company.

C.	“Board” means the Board of Directors of Cariloha, Inc.

D.	“Cause” is to be construed the same as such similar term is defined in any employment agreement, offer letter, or service provider agreement between a Participant and the Company as may be in force from time to time, and in the absence of such agreement or letter, shall mean, as determined by the Company, the Participant’s (i) failure to reasonably perform the Participant’s duties to the Company or to follow the lawful instructions of his or her superiors in a manner that could reasonably be expected to result in harm to the Company, other than as a result of incapacity due to physical or mental illness or injury; (ii) willful violation of the Company’s written policies that could reasonably be expected to result in harm to the Company; (iii) engaging in conduct that is, or could reasonably expected to be, materially damaging to the Company; (iv) willful misconduct or gross negligence that could reasonably be expected to result in harm to the Company; (v) act of fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company; (vi) conviction of, or plea of guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty; or (vii) willful breach of a fiduciary duty owed to the Company.

E.	“Change in Control” means “Change in Control” as defined under the Company’s 2022 Incentive Award Plan, as it may be amended, restated or replaced from time to time.

F.	“Change-in-Control Period” means the period from the date of the Change in Control to the end of the 12-month period immediately following the Change in Control.

G.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

H.	“Company” means Cariloha, Inc. and, unless the context indicates otherwise, its Affiliates.

I.	“Eligible Employee” means any management or highly compensated employee of the Company or an Affiliate, which category may be further limited by the Administrator to a more selective group of officers or executives.

J.	“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

K.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

L.	“Good Reason” is to be construed the same as such similar term is defined in any employment agreement or offer letter between a Participant and the Company as may be in force from time to time, and in the absence of such agreement or letter, shall mean the occurrence of any of the following circumstances, without the Participant’s written consent, which remains uncured by the Company for at least 15 days after the Company’s receipt of notice thereof from the Participant; provided that such notice must be received by the Company within 20 days after the date the circumstance constituting Good Reason first came into existence: (i) a material reduction in the Participant’s base salary or target annual bonus opportunity, other than a reduction that is part of and consistent with a reduction in compensation of all similarly situated employees of the Company; (ii) a material diminution of the Participant’s titles, duties, responsibilities or authority; provided that, for the avoidance of doubt, a change in title, duties, responsibilities or authority that arises from a reorganization or integration undertaken in connection with a Change in Control shall not be construed to be a material diminution if the duties, responsibilities and authority after the change are reasonably comparable in the aggregate to those existing prior to the change; or (iii) a relocation of the Participant’s principal place of employment that results in an increase by more than 100 miles from the Participant’s then-current principal residence.

M.	“Participant” means an Eligible Employee who has been selected to participate in the Plan pursuant to Section III.

N.	“Plan” means this Change in Control Severance Plan, as it may be amended from time to time.

O.	“Qualifying Termination” means a termination of a Participant’s employment with the Company during the Change in Control Period, which employment termination is initiated either (i) by the Company as a termination without Cause or (ii) by the Participant as a resignation for Good Reason. For the avoidance of doubt, no Qualifying Termination shall have occurred as a result of a termination of employment that is on account of the Participant’s death, disability or voluntary retirement, or due to a termination for Cause.

P.	“Qualifying Termination Date” means, with respect to a Qualifying Termination, the date on which a Participant’s employment with the Company is to terminate pursuant to a notice of termination from the Company to the Participant or a notice of resignation for Good Reason from the Participant to the Company, as the case may be.

Q.	“Qualifying Termination Payments” means the payments and benefits for which Participants experiencing a Qualifying Termination are eligible pursuant to Section IV.

R.	“Section 409A” means section 409A of the Code, any successor provisions thereto, and the guidance issued thereunder, as amended from time to time.

III.	Plan Participation. The Administrator shall designate, from time to time, the Eligible Employees who may become participants in the Plan upon signing an acknowledgement of participation in such form as may be required by the Administrator (each, a “Participant”). An Eligible Employee who becomes a Participant shall continue to be a Participant eligible for benefits under the Plan until (i) the individual is no longer employed by the Company under circumstances not constituting a Qualifying Termination, (ii) the Plan term expires without a Change in Control, (iii) the individual has a Qualifying Termination and all of the Qualifying Termination Payments owed to the individual have been made, or (iv) the individual ceases to be a Participant pursuant to an amendment of the Plan, subject to the restrictions under Section VIII.

IV.	Qualifying Termination Payments. A Participant experiencing a Qualifying Termination shall be eligible for the cash severance payments described in this Section IV, subject to (i) the Participant’s continued employment through the Qualifying Termination Date (unless this condition is waived by the Company), and (ii) the Participant’s timely execution, delivery and non-revocation of a general release of claims against the Company in such form as may be required by the Administrator (“General Release”).

A.	The Participant shall be eligible for a cash payment equal to the sum of (A) the number of months (as specified in the acknowledgement of participation described in Section III) of the Participant’s annual base salary as in effect immediately prior to the Qualifying Termination Date (or, if greater, prior to a reduction in annual base salary constituting the grounds for a Good Reason resignation resulting in the Participant’s Qualifying Termination), plus (B) the average of the Participant’s annual bonuses earned, if any, during the three-year period ending on the Qualifying Termination Date.

B.	Subject to Section V (six month delay) and unless installments are specified in the Participant’s acknowledgement of participation described in Section III, the cash payment shall be made in a lump sum within 60 days after the Qualifying Termination Date, but in no case prior to the expiration of the revocation period of the General Release. Notwithstanding the foregoing, if the payment constitutes nonqualified deferred compensation subject to Section 409A and the time in which the Participant delivers an executed General Release could affect whether the Participant would receive the payment in the Participant’s taxable year in which the General Release review period begins or the subsequent taxable year, then the payment will be made (absent a revocation of the General Release) as soon as practicable after the later of the first business day of the subsequent taxable year or the day following the expiration of the revocation period.

C.	For any Qualifying Termination, the Participant shall only be eligible for the severance benefits constituting Qualifying Termination Payments under this Plan and no other severance benefits for which the Participant may otherwise have been eligible under any other severance plan of the Company and/or an individual agreement between the Company and the Participant (collectively, “Other Severance Benefits”) for the same employment termination event. By accepting participation in this Plan, the Participant waives any and all rights and interest in any Other Severance Benefits that may have otherwise arisen in connection with a Qualifying Termination; provided that, for the avoidance of doubt, the Participant shall be entitled to all accrued and non-forfeitable compensation and benefits owed to him or her in connection with the Participant’s employment with the Company.

D.	Notwithstanding anything in the Plan to the contrary, the Company will be entitled to the extent permitted or required by applicable law, Company policy or the requirements of an exchange on which the Company’s common stock may be listed for trading, in each case, as in effect from time to time, to effectuate a forfeiture of all or part of the Qualifying Termination Payments and/or recoup compensation of whatever kind paid by the Company pursuant to the Plan.

E.	A Participant’s entitlement to cash payment under this Section IV is subject to the Participant’s continued compliance with any non-competition, non-solicitation, non-disclosure or similar restrictive covenant obligation owed to the Company for a period equal to the number of months of severance pay specified in the Participant’s acknowledgement of participation, commencing on the Qualifying Termination Date (the “Prohibited Period”). If a Participant fails to comply with any such obligations after benefits under this Plan have already been paid, such benefits shall be subject to recoupment by the Company.

V.	Six-Month Delay for Specified Employees. Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee,” then, to the extent required under Treasury Regulation section 1.409A-3(i)(2), any payments that constitute “nonqualified deferral of compensation” that become due upon the Participant’s “separation from service” (other than due to the Participant’s death) and that would have been made under the terms of the Plan within the six-month period commencing on the Participant’s “separation from service” shall be delayed and instead be made as soon as practicable after the end of such six-month period. For purposes of this paragraph, the terms “specified employee,” “nonqualified deferral of compensation,” and “separation from service” have the meanings given to them under Section 409A.

VI.	Section 280G Golden Parachute Cutback (“Best Net”). Notwithstanding anything in the Plan to the contrary, if any Qualifying Termination Payments payable to the Participant under the Plan would constitute “parachute payments” and, either alone or when combined with any other “parachute payments” payable to the Participant (collectively, the “Total Payments”), would result in any “excess parachute payments” becoming subject to the excise tax imposed by section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then the Total Payments shall be reduced to an amount equal to One Dollar ($1) less than the maximum amount that could be paid to Executive without giving rise to any Excise Tax (the “Safe Harbor Cap”); provided that the reduction contemplated by this section shall be applied only if the net after-tax benefit to the Participant after such reduction would be greater than the net after-tax benefit to Participant without such reduction (notwithstanding the application of any Excise Tax on the unreduced Total Payments). For the avoidance of doubt, Participant shall be responsible for the payment of any Excise Tax arising from the Total Payments. For purposes of this paragraph, the terms “parachute payment” and “excess parachute payment” have the meanings given to them under section 280G of the Code. Any reduction required by this paragraph shall be applied, first, to any Qualifying Termination Payments that do not constitute nonqualified deferred compensation subject to Section 409A, in the order elected by the Company and, second, to any Qualifying Termination Payments that do constitute such nonqualified deferred compensation, in reverse order of the date the payment is to be made (or the benefit is to be provided). Unless otherwise agreed in writing by the Company and the Participant, all determinations required under this paragraph shall be made by the Company or its delegate and shall be conclusive and binding on all persons.

VII.	Term of the Plan. The Plan shall remain in effect for a term of 5 years after the date of its approval by the Board (subject to an extension of the term by the Company), unless a Change in Control occurs prior to the expiration of the term. No Qualifying Termination Payments shall be due with respect to a Change in Control that occurs after the term of the Plan has expired. If a Change in Control occurs within the term of the Plan, the Plan shall terminate automatically immediately following the satisfaction of any Qualifying Termination Payments owed with respect to such Change in Control, but in no case shall any rights accrue under the Plan with respect to any subsequent Change in Control.

VIII.	Amendment and Termination. The Plan may be amended or terminated by the Company at any time.

IX.	Administration of the Plan. The Plan shall be administered by the Administrator, whose actions and determinations in such capacity shall be final, conclusive and binding upon all persons. The Administrator may employ attorneys, consultants, accountants, agents and other individuals to assist in administration of the Plan, and the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. The Administrator shall have full authority to interpret the terms and the intent of the Plan and to adopt such rules, regulations, forms, and guidelines for administering the Plan as the Administrator may deem necessary or proper. The Administrator may delegate administrative authority of the Plan (other than the selection of Participants), in whole or in part, to one or more officers or employees of the Company, provided that no such delegees shall have the authority to interpret or administer the terms of the Plan pertaining to Participants who are subject to section 16 of the Exchange Act.

X.	Claims. The claims procedures of this Section X shall be construed and interpreted in a manner consistent with the applicable provisions of section 503 of ERISA.

A.	Initial Claim for Benefits. A Participant may submit a claim for the benefits provided under this Plan to the Administrator in writing, along with any information or documentation needed to process the claim. The Administrator will respond to the claim request by written notice within ninety (90) days after it receives the request and any such information and documentation. If the Administrator denies the claim, in whole or in part, it will give written notice of the decision to the claimant (which term includes the claimant’s authorized representative) that sets forth, in a manner calculated to be understood by the claimant, (i) the specific reason(s) for the denial, (ii) a specific reference to the pertinent Plan provision(s) on which the denial is based, (iii) any additional information or documentation the claimant may need to perfect the claim, along with an explanation of why the additional information or documentation is needed, and (iv) the procedure and timeframe for further review of the claim, including a statement regarding the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination upon review.

B.	Request for Review of Claim Denial. The claimant shall have the right to make a request in writing to the Administrator to review any initial claim denial within sixty (60) days after receiving the notice of the denial. The claimant has the right, upon written request, to review or receive copies, free of charge, any documents, records or other information relevant to the claimant’s denied claim, and may submit written comments, documents, records and other information in connection with the request for review (even if not submitted with the initial claim). The Administrator will respond to the request for review by written notice within sixty (60) days after receiving the request. If the Administrator continues to deny the claim, in whole or in part, the notice will set forth, in a manner calculated to be understood by the claimant, (i) the specific reason(s) for the denial, (ii) a specific reference to the pertinent Plan provision(s) on which the decision is based, (iii) a statement that the claimant has the right, upon written request, to review or receive copies, free of charge, any documents, records or other information relevant to the claimant’s denied claim, and (iv) a statement regarding the claimant’s right to bring a civil action under section 502(a) of ERISA.

XI.	Miscellaneous Provisions.

A.	Governing Law. To the extent not preempted by ERISA or any other federal law, the Plan and the rights of all persons under the Plan shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

B.	Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of the Plan not declared to be unlawful or invalid. Any section or part of a section so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

C.	Section 409A. It is intended that the Plan will comply with Section 409A, including to the fullest extent applicable any exceptions to the requirements of Section 409A thereunder (such as, without limitation, for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions), and the Plan shall be administered accordingly and interpreted and construed on a basis consistent with such intent. To the extent that any provision of the Plan would fail to comply with the applicable requirements of Section 409A, the Administrator may, in its sole and absolute discretion and without requiring a Participant’s consent, make such modifications to the Plan and/or Qualifying Termination Payments to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, however, that the Company shall in no event be obligated to pay any interest, compensation, or penalties in respect of any such modifications. If any amount payable to a Participant under the Plan is to be paid in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409A.

D.	No Implied Rights. No individual shall have any claim or right to become a Participant in the Plan, except pursuant to Section III hereof. Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment. No Qualifying Termination Payments shall be treated as compensation for purposes of determining any benefits payable under any Company retirement, life insurance or other employee benefit plan, unless otherwise required by the terms of the plan or local law.

E.	Withholding. The Company shall withhold from any Qualifying Termination Payment all federal, state, local or other taxes as it deems necessary or appropriate to comply with applicable law.

F.	No Assignment; Successors to Participants. Except as provided below or required under applicable law, none of a Participant’s rights or interest under the Plan, or with respect to any Qualifying Termination Payments, shall be assigned, transferred or alienated, in whole or in part, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner. Notwithstanding the foregoing, if a Participant dies after becoming entitled to any Qualifying Termination Payments (including satisfaction of the condition that a General Release has become effective without revocation through the entire revocation period) but before the full amount of such Qualifying Termination Payments are paid, any unpaid cash amounts shall be paid as soon as administratively practicable to the Participant’s heirs, or to the authorized representative of the participant’s estate.

G.	Unfunded Plan. The Plan shall be unfunded. The adoption of the Plan shall not be deemed to create a trust or other funded arrangement. Any rights to Qualifying Termination Payments under the Plan shall be those of a general unsecured creditor of the Company.

Appendix A

Cariloha, Inc.

Change in Control Severance Plan

Sample Participation Agreement

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